Exhibit 99.1

ANALOGICTECH CONCLUDES INTERNAL INVESTIGATION AND

MOVES FORWARD WITH FILING ITS THIRD QUARTER 10-Q

Santa Clara, CA – January 3, 2012 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), today announced that the Audit Committee of AnalogicTech’s Board of Directors (the “Audit Committee”) has completed its review of accounting allegations and found no improper conduct. The allegations were made by Skyworks Solutions, Inc. (“Skyworks”) in connection with an arbitration proceeding then pending in the Delaware Court of Chancery regarding AnalogicTech’s accounting treatment of certain revenue that the Company reported for the three months ended June 30, 2011. The arbitration proceeding was settled and dismissed with prejudice on November 30, 2011 upon mutual request made by AnalogicTech and Skyworks. The Audit Committee, in consultation with independent outside legal counsel, has completed an internal investigation of these allegations, has found no improper conduct by AnalogicTech’s officers, and has concluded that the Company’s accounting practices with respect to revenue recognition for the three months ended June 30, 2011 were appropriate in all respects.

AnalogicTech also announced that, due to the conclusion of the above-described internal investigation, it anticipates filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as soon as practicable. The Audit Committee had determined it was necessary to delay the Form 10-Q filing until the above-described internal investigation was concluded.

Additional Information and Where to Find It

Skyworks has filed a Tender Offer Statement on Schedule TO, as amended, and AATI has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the Securities and Exchange Commission (“SEC”) in connection with Skyworks’ tender offer for shares of AATI common stock. Security holders are advised to read the Tender Offer Statement (and the exhibits thereto) and the Solicitation/Recommendation Statement because they contain important information. Investors can obtain the Tender Offer Statement (including exhibits), the Solicitation/Recommendation Statement and other documents filed by Skyworks and/or AATI for free at the web site of the SEC at http://www.sec.gov. In addition, investors and security holders can obtain free copies of the documents filed by Skyworks with the SEC from Skyworks by contacting Skyworks’ Investor Relations at (949) 231-4700 or by accessing Skyworks’ investor relations website at http://www.skyworksinc.com, and free copies of the documents filed by AATI with the SEC from AATI by contacting AATI’s Investor Relations at The Blueshirt Group, Lisa Laukkanen, at (415) 217-4967 or by accessing AATI’s investor relations website at http://www.analogictech.com.

About Advanced Analogic Technologies, Inc.

Advanced Analogic Technologies Incorporated (AATI), or AnalogicTech, develops advanced semiconductor system solutions that play a key role in the continuing evolution of feature-rich, energy efficient electronic devices. The company focuses on addressing the application-specific power management needs of consumer devices such as mobile handsets, digital cameras, tablets, notebooks, TV and LCD displays as well as devices in a broad range of industrial, medical and telecom applications. AATI also licenses device, process, package, and application-related technologies. Headquartered in Silicon Valley, AATI has design centers in Santa Clara and Shanghai, and Asia-based operations and logistics. For more information, please visit www.analogictech.com.

For More Information

Lisa Laukkanen The Blueshirt Group 415-217-4967	Andrew Siegel / Jillian Palash Joele Frank, Wilkinson Brimmer Katcher 212-355-4449